Exhibit 99.2

Unless otherwise indicated or the context otherwise requires, references herein to “we,” “our,” “us” and “the Company” refer to Catalent Pharma Solutions, Inc. and each of its consolidated subsidiaries and “Catalent” refers to Catalent, Inc. and its consolidated subsidiaries. Notwithstanding the foregoing, with respect to the historical financial information and other data presented herein, including under the headings “Summary Historical and Unaudited Pro Forma Financial Data” and “Unaudited Pro Forma Financial Statements,” unless otherwise specified or the context requires, “we,” “our,” “us” and “the Company” refer to Catalent, Inc. and its consolidated subsidiaries as of the periods presented. We refer to our Annual Report on Form 10-K for the fiscal year ended June 30, 2018 as our “2018 Form 10-K” and our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2019 as our “2019 Form 10-Q.” When we refer to our fiscal years, we say “fiscal” and the year number, as in “fiscal 2018,” which refers to our fiscal year ended June 30, 2018.

On April 14, 2019, we entered into an Agreement and Plan of Merger (the “Acquisition Agreement”) with Catalent Holdco I Inc., a Delaware corporation and a wholly owned subsidiary (“Merger Sub”), Paragon Bioservices, Inc., a Delaware corporation (“Paragon”), Pearl Shareholder Representative, LLC, as representative of the Company Securityholders (as defined in the Acquisition Agreement), and, solely with respect to Sections 4.12 (solely with respect to the Equity Financing (as defined in the Acquisition Agreement)) and 8.19 of the Acquisition Agreement, Catalent, Inc. On May 17, 2019, we, through Merger Sub, completed our acquisition of Paragon, pursuant to the merger of Merger Sub with and into Paragon (the “Acquisition”), with Paragon continuing as the surviving company and as an indirect, wholly owned subsidiary of Catalent Pharma Solutions, Inc. The historical financial and other information of Catalent included herein does not reflect the Acquisition or the results of operations of Paragon for any period. See “Recent Developments” for more information.

USE OF NON-GAAP MEASURES

Management measures operating performance based on consolidated earnings from operations before interest expense, expense/(benefit) for income taxes, and depreciation and amortization, which is further adjusted for the income or loss attributable to noncontrolling interests (“EBITDA from operations”). EBITDA from operations is not defined under U.S. generally accepted accounting principles (“U.S. GAAP”), is not a measure of operating income, operating performance, or liquidity presented in accordance with U.S. GAAP, and is subject to important limitations.

We believe that the presentation of EBITDA from operations enhances an investor’s understanding of our financial performance. We believe this measure is a useful financial metric to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business and use this measure for business planning purposes.

In addition, given the significant investments that we have made in the past in property, plant, and equipment, depreciation and amortization expenses represent a meaningful portion of our cost structure. We believe that EBITDA from operations will provide investors with a useful tool for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt, and to undertake capital expenditures because it eliminates depreciation and amortization expense. We present EBITDA from operations in order to provide supplemental information that we consider relevant for the readers of the consolidated financial statements, and such information is not meant to replace or supersede U.S. GAAP measures.

We evaluate the performance of our segments based on segment earnings before noncontrolling interest, other (income)/expense, impairments, restructuring costs, interest expense, income tax expense/(benefit), and depreciation and amortization (“Segment EBITDA”). Moreover, under the credit agreement governing our senior secured credit facilities (the “Credit Agreement”), the indenture (the “2024 Indenture”) governing the 4.75% Senior Notes due 2024 issued on December 9, 2016 (the “2024 notes”), and the indenture (the “2026 Indenture” and together with the 2024 Indenture, the “Existing Indentures”) governing the 4.875% Senior Notes due 2026 issued on October 18, 2017, our ability to engage in certain activities, such as incurring certain additional indebtedness, making certain investments, and paying certain dividends, is tied to ratios based on Adjusted EBITDA (which is defined as “Consolidated EBITDA” in the Credit Agreement and “EBITDA” in the Existing Indentures). Adjusted EBITDA is based on the definitions in the Credit Agreement and in the Existing Indentures, is not defined under U.S. GAAP and is subject to important limitations. We have included the calculations of Adjusted EBITDA for the periods presented.

Because not all companies use identical calculations, our presentation of EBITDA from operations and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. EBITDA from operations and Adjusted EBITDA have important limitations as analytical tools, and investors should not consider them in isolation or as substitutes for analysis of our results as reported under U.S. GAAP.

In calculating Adjusted EBITDA, we add back certain non-cash, non-recurring, and other items that are included in EBITDA from operations and consolidated net earnings, as required by various covenants in the Credit Agreement and the Existing Indentures. Adjusted EBITDA, among other things:

•	does not include non-cash stock-based employee compensation expense and certain other non-cash charges;

•	does not include cash and non-cash restructuring, severance and relocation costs incurred to realize future cost savings and enhance our operations;

•	adds back noncontrolling interest expense, which represents the minority investors’ ownership of certain of our consolidated subsidiaries and is therefore not available to us; and

•	includes estimated cost savings that have not yet been fully reflected in our results.

In applying Adjusted EBITDA to determine our ability to engage in the activities described above under the Credit Agreement and the Existing Indentures, we are permitted to make further pro forma adjustments. Adjusted EBITDA, as presented on a pro forma basis, is based on the definitions in the Credit Agreement and the Existing Indentures, is not defined under U.S. GAAP and is subject to important limitations.

In calculating Adjusted EBITDA, on a pro forma basis, we give pro forma effect to the Transactions (as defined below in “Summary—Recent Developments”) as if the Transactions had all occurred at the beginning of the period presented. Certain of these pro forma effects are based on estimates and assumptions, all of which we believe we have a reasonable basis for and are subject to change. Actual results could differ from those estimates.

We define Paragon’s EBITDA as net income before interest expense, net, depreciation and amortization, and income tax (benefit)/provision. Paragon’s EBITDA is not defined under U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations. We believe that the presentation of Paragon’s EBITDA enhances an investor’s understanding of Paragon’s financial performance. We present Paragon’s EBITDA in order to provide supplemental information that we consider relevant for the readers of its financial statements, and such information is not meant to replace or supersede U.S. GAAP measures. We define Paragon’s Adjusted EBITDA as Paragon’s EBITDA primarily adjusted for certain stock compensation expense and Acquisition-related costs. Paragon’s Adjusted EBITDA is not defined under U.S. GAAP and is subject to important limitations. Because not all companies use identical calculations, our presentation of Paragon’s EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Paragon’s EBITDA and Adjusted EBITDA have important limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of results as reported under U.S. GAAP. Investors should be aware that Paragon’s EBITDA and Adjusted EBITDA may not be entirely comparable to Catalent’s measure of EBITDA from operations and Adjusted EBITDA.

As exchange rates are an important factor in understanding period-to-period comparisons, we believe the presentation of results on a constant currency basis in addition to reported results helps improve investors’ ability to understand our operating results and evaluate our performance in comparison to prior periods. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. We use results on a constant currency basis as one measure to evaluate our performance. We calculate constant currency by calculating current-year results using prior-year foreign currency exchange rates. We generally refer to such amounts calculated on a constant currency basis as excluding the impact of foreign exchange. These results should be considered in addition to, not as a substitute for, results reported in accordance with U.S. GAAP. Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with U.S. GAAP. Unless specifically indicated, our results presented herein, including EBITDA from operations and Adjusted EBITDA, on both the historical and pro forma bases are provided taking the impact of foreign exchange into account and not on a constant currency basis.

OUR COMPANY

We are the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer and animal health products. Our oral, injectable, and respiratory delivery technologies address the full diversity of the pharmaceutical industry, including small molecules, biologics, and consumer and animal health products. Through our extensive capabilities and deep expertise in product development, we help our customers take products to market faster, including nearly half of new drug products approved by the U.S. Food and Drug Administration (the “FDA”) in the last decade. Our advanced delivery technology platforms, which include those in our Softgel Technologies, Biologics and Specialty Drug Delivery, and Oral Drug Delivery segments, our proven formulation, manufacturing, and regulatory expertise, and our broad and deep intellectual property enable our customers to develop more products and better treatments for patients and consumers. Across both development and delivery, our commitment to reliably supply our customers’ and their patients’ needs is the foundation for the value we provide; annually, we produce approximately 73 billion doses for nearly 7,000 customer products, or approximately 1 in every 20 doses of such product taken each year by patients and consumers around the world. We believe that through our investments in growth-enabling capacity and capabilities, our ongoing focus on operational and quality excellence, the sales of existing customer products, the introduction of new customer products, our innovation activities and patents, and our entry into new markets, we will continue to benefit from attractive and differentiated margins and realize the growth potential from these areas. For the twelve months ended March 31, 2019, on a pro forma basis after giving effect to the Transactions (as defined below in “—Recent Developments”), we generated net revenue of $2,587.5 million, net earnings of $105.4 million, and Adjusted EBITDA of $616.5 million. For a reconciliation of Catalent’s Adjusted EBITDA to net earnings, on a historical and pro forma basis, see “—Summary Historical and Unaudited Pro Forma Financial Data.”

We continue to invest in our sales and marketing activities, leading to growth in the number of active development programs for our customers. This has further enhanced our extensive, long-duration relationships and long-term contracts with a broad and diverse range of industry-leading customers. In fiscal 2018, we did business with 90 of the top 100 branded drug marketers, 21 of the top 25 generics marketers, 24 of the top 25 biologics marketers, and 23 of the top 25 consumer health marketers globally. Selected key customers include Pfizer, Johnson & Johnson, GlaxoSmithKline, Novartis, Roche, and Teva. We have many long-standing relationships with our customers, particularly in advanced delivery technologies, where we tend to follow a prescription molecule through its lifecycle, from the development and launch of the original brand prescription, to generics or over-the-counter switch. A prescription pharmaceutical product relationship with an innovator will often last many years, in several cases, nearly two decades or more, extending from pre-clinical development through the end of the product’s life cycle. We serve customers who require innovative product development, superior quality, advanced manufacturing, and skilled technical services to support their development and marketed product needs. Our broad and diverse range of technologies closely integrates with our customers’ molecules to yield final dose forms, and this generally results in the inclusion of Catalent in our customers’ prescription product regulatory filings. Both of these factors translate to long-duration supply relationships at an individual product level.

We believe our customers value us because our depth of development solutions and advanced delivery technologies, intellectual property, consistent and reliable supply, geographic reach, and substantial expertise enable us to create a broad range of business and product solutions that can be customized to fit their individual needs. Today we employ more than 1,800 scientists and technicians and hold approximately 1,200 patents and patent applications in advanced delivery, drug and biologics formulation, and manufacturing. The aim of our offerings is to allow our customers to bring more products to market faster, and develop and market differentiated new products that improve patient outcomes. We believe our leading market position and diversity of customers, offerings, regulatory categories, products, and geographies reduce our exposure to potential strategic and product shifts within the industry.

We provide a number of proprietary, differentiated technologies, products, and service offerings to our customers across our advanced delivery technologies and development solutions platforms. The core technologies within our advanced delivery technologies platform include softgel capsules, our Zydis orally dissolving tablets, blow-fill-seal unit dose liquids, and a range of other oral, injectable and respiratory technologies. The technologies and service offerings within our development solutions platform span the drug development process, ranging from our OptiForm Solution Suite for enhancement of bioavailability and other characteristics of early-stage molecules, and Gene Product Expression (“GPEx”) and SMARTag platforms for development of biologics and antibody-drug conjugates (“ADCs”), to formulation, analytical services, early-stage clinical development, and clinical trials supply, including our unique Fastchain demand-led clinical supply solution. Our offerings serve a critical need in the development and manufacturing of difficult-to-formulate products across a number of product types.

We have advanced our technologies and grown our service offerings over more than 80 years through internal development, strategic alliances, in-licensing, and acquisitions. We initially introduced our softgel capsule technology in the 1930s and have continued to expand our range of new, technologically enhanced offerings. Since fiscal 2013, we have launched OptiShell, OptiMelt, Zydis Nano, Zydis Bio, OptiPact, the OptiForm Solution Suite and our Fastchain demand-led clinical supply solution. Since then, our customers have obtained regulatory approval for the first-to-market product using our OptiShell technology. We have also augmented our portfolio through acquisitions. In fiscal 2015, we added an ADC business through the completion of our acquisition of Redwood Bioscience Inc. in October 2014; and extended our particle engineering capabilities via our November 2014 acquisition of MTI Pharma Solutions, Inc. In fiscal 2017, we expanded our early development capabilities, including the addition of spray drying technology into our drug formulation and delivery technologies, through the acquisition of Pharmatek Laboratories, Inc. (“Pharmatek”) in September 2016, and we expanded our softgel development and manufacturing network via the February 2017 acquisition of Accucaps Industries Limited. In fiscal 2018, we acquired Cook Pharmica LLC (“Catalent Indiana”) in order to enhance our biologics capabilities. In large part due to our acquisition of Catalent Indiana, revenue contributions from our biologics business have grown from approximately 10% in 2014 to 26% in 2018. In fiscal 2019, we acquired Juniper Pharmaceuticals, Inc., which extends to the U.K. the geographic reach of the early development capabilities we gained through Pharmatek. Recently, we acquired Paragon, adding advanced gene therapy development and manufacturing capabilities to our biologics business and enhancing our end-to-end integrated biopharmaceutical solutions for customers. See “Recent Developments” for more information. We believe our own internal innovation, supplemented by current and future external partnerships and acquisitions, will continue to strengthen and extend our leadership positions in the delivery and development of drugs, biologics, and consumer and animal health products.

RECENT DEVELOPMENTS

Acquisition of Paragon

On May 17, 2019, we acquired Paragon, a leading contract development and manufacturing organization (“CDMO”) whose focus is the development and manufacturing of cutting-edge biopharmaceuticals, including viral vectors used in gene therapies. The purchase price was $1.2 billion in cash, subject to customary escrow arrangements and a purchase price adjustment related to, among other things, the amount of Paragon’s working capital (as adjusted, the “Closing Payment”). We financed the portion of the Closing Payment due at the closing of the Acquisition and related fees and expenses with the net proceeds of the Preferred Stock Issuance and the Incremental Dollar Term Loans (each as defined below). See “—Financing Transactions.”

For over 25 years, Paragon has partnered with some of the world’s leading biotech and pharma companies to develop and manufacture products based on transformative technologies, including gene therapies based on adeno-associated virus (“AAV”) and other modalities, next-generation vaccines, oncology immunotherapies (oncolytic viruses and CAR-T cell therapies), therapeutic proteins, and other complex biologics. Paragon brings specialized expertise in AAV vectors, the most commonly used delivery system for gene therapy, as well as capabilities in plasmids and lentivirus vectors manufactured using current good manufacturing practices (“cGMP”).

By adding Paragon’s specialized expertise in AAV vectors, we believe we are positioned to capitalize on strong industry tailwinds in the market for gene therapies. Paragon also brings to Catalent its differentiated scientific, development, and manufacturing capabilities, which will fundamentally enhance our biologics business and end-to-end integrated biopharmaceutical solutions for customers.

Paragon recently announced the opening of its new, state-of-the-art commercial manufacturing center near the Baltimore-Washington International (BWI) airport, which is equipped with several 200-liter, 500-liter, and 2,000-liter single-use bioreactors (SUB) for clinical through commercial material production. The new large-scale production campus – now combined with a recently leased second building that will be built out for commercial cGMP manufacturing – has the potential for more than 425,000 square feet of manufacturing space upon completion. Paragon has cGMP manufacturing projects underway with more than half of the top 40 leading gene therapy developers worldwide. We are committed to continuing the resource dedication for Paragon’s customers and maintaining a flexible and reliable development and manufacturing partnership for its clients. Paragon currently employs over 400 individuals at its two Baltimore-area sites, complementing the existing Catalent team of over 11,000 employees.

For the twelve months ended March 31, 2019, Paragon generated net revenue of $115.5 million, net income of $14.1 million, and Adjusted EBITDA of $20.3 million. For an explanation of how we calculated financial data for the twelve-month period ended March 31, 2019 and a reconciliation of Paragon’s Adjusted EBITDA to net income, see “Unaudited Pro Forma Financial Statements” and “Summary Historical and Unaudited Pro Forma Financial Data,” respectively.

Financing Transactions

Preferred Stock Issuance

Contemporaneous with our entry into the Acquisition Agreement, we entered into an equity commitment and investment agreement (the “Investment Agreement”) with Green Equity Investors VII, L.P. and Green Equity Investors Side VII, L.P. (together, the “Funds”), both affiliates of Leonard Green & Partners, L.P. (“Leonard Green”), with respect to the issuance and sale of 650,000 shares of Catalent’s Series A preferred stock, par value $0.01 per share (the “Series A Preferred Stock”), for an aggregate purchase price of $650 million, or $1,000 per share (such issuance and sale, the “Preferred Stock Issuance”). On the closing date of the Acquisition, (a) the Funds assigned a portion of their commitment under the Investment Agreement to purchase shares of Series A Preferred Stock to two additional affiliates of Leonard Green (collectively, together with the Funds, the “Investors”), and (b) Catalent and the Investors completed the Preferred Stock Issuance (the “Preferred Stock Issuance Closing”). For a description of the Series A Preferred Stock, see Catalent’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on May 22, 2019, including Exhibit 3.1 thereto.

The holders of Series A Preferred Stock are entitled to vote with the holders of common stock as a single class on an “as-converted” basis. Based on 145,715,171 shares of common stock outstanding as of May 3, 2019 and information reported in a Schedule 13D filed with the SEC on May 28, 2019, in which the Investors reported that they have shared voting power and dispositive power over 13,120,472 shares of common stock issuable upon conversion of 650,000 shares of Series A Preferred Stock, the Investors beneficially own 9.0% of Catalent’s common stock. In addition, for so long as the holders of Series A Preferred Stock are entitled to designate one designee to be nominated by Catalent for election to Catalent’s board of directors (the “Board”) pursuant to the terms and conditions of the Stockholders’ Agreement (as defined below), the holders of Series A Preferred Stock, voting separately as a single class, have the right to elect one member of the Board.

In connection with the Preferred Stock Issuance, the Board approved an increase in the size of the Board from ten members to eleven members and appointed Peter Zippelius as a director. On the closing date of the Acquisition, the Board increased in size from ten members to eleven members and Mr. Zippelius joined the Board to serve a term expiring at the 2019 Annual Meeting of Catalent’s stockholders or until his successor is duly elected and qualified. Mr. Zippelius was designated by the Investors to be appointed to the Board in accordance with the terms and conditions of the Stockholders’ Agreement.

In addition, Catalent and the Investors entered into a stockholders’ agreement dated as of May 17, 2019 (the “Stockholders’ Agreement”) and a registration rights agreement dated as of May 17, 2019 (the “Registration Rights Agreement”). See Catalent’s Current Report on Form 8-K filed with the SEC on May 22, 2019 for descriptions of the Stockholders’ Agreement and the Registration Rights Agreement.

Credit Agreement Amendment

On the closing date of the Acquisition, we entered into Amendment No. 4 to the Amended and Restated Credit Agreement (the “Credit Agreement Amendment”) by and among the Company, PTS Intermediate Holdings LLC (“Holdings”), the subsidiaries of Holdings party thereto (together with Holdings, the “Credit Agreement Guarantors”), JP Morgan Chase Bank, N.A., as the administrative agent, collateral agent, swing line lender, and letter of credit issuer, and the lenders and other parties thereto, which Credit Agreement Amendment amends that certain Amended and Restated Credit Agreement, dated as of May 20, 2014, by and among the Company, Holdings, the guarantors party thereto, JP Morgan Chase Bank, N.A., as the administrative agent, collateral agent, and swing line lender and successor to the former agent specified therein, and the lenders and other parties thereto (as amended by Amendment No. 1 dated as of December 1, 2014, Amendment No. 2 dated as of December 9, 2016, Amendment No. 3 dated as of October 18, 2017, and the Credit Agreement Amendment, the “Credit Agreement”).

Pursuant to the Credit Agreement Amendment: (i) the Company borrowed $950 million aggregate principal amount through incremental U.S. dollar-denominated term loans (the “Incremental Dollar Term Loans”) and (ii) the existing revolving credit commitments of $200 million were replaced by new revolving credit commitments of $550 million (the “Incremental Revolving Credit Commitments”). The Incremental Dollar Term Loans constitute a new class of dollar term loans under the Credit Agreement with the same principal terms as the existing U.S. dollar-denominated term loans under the Credit Agreement (including: (A) an interest rate margin for eurodollar rate loans of 2.25% per annum (with a eurodollar rate floor of 1.00%) and 1.25% per annum for base rate loans and (B) quarterly 0.25% amortization), except the maturity date for the Incremental Dollar Term Loans is the earlier of (1) May 17, 2026 and (2) the 91st day prior to the maturity of the 2024 notes or a permitted refinancing thereof, if on such 91st day any of the 2024 notes remain outstanding. The Incremental Revolving Credit Commitments constitute revolving credit commitments under the Credit Agreement with the same principal terms as the previously existing revolving credit commitments under the Credit Agreement (including an interest rate margin for eurodollar rate loans of 2.25% per annum if a calculated total leverage ratio is greater than or equal to 4.50 to 1.00, or 2.00% per annum if such total leverage ratio is less than 4.50 to 1.00 (with a eurodollar rate floor of 0% in either case), and a margin of 1.25% or 1.00% per annum for base rate loans corresponding to such respective leverage ratios), except the maturity date for all revolving loans is now the earlier of (1) May 17, 2024 and (2) the 91st day prior to the maturity of any dollar term loans or euro term loans under the Credit Agreement, or any permitted refinancing thereof, if on such 91st day any of such dollar term loans or euro term loans remain outstanding.

The proceeds of the Incremental Dollar Term Loans were used to pay a portion of the Closing Payment, related fees and expenses, and, together with cash on hand, a voluntary prepayment of $300.0 million principal amount of existing U.S. dollar-denominated term loans outstanding under the Credit Agreement. The Incremental Dollar Term Loans and Incremental Revolving Credit Commitments are guaranteed by Holdings and all material wholly owned domestic subsidiaries of the Company, including Paragon, and the Credit Agreement Guarantors have pledged substantially all of their assets as collateral for loans and other credit extensions under the Credit Agreement, including the Incremental Dollar Term Loans and Incremental Revolving Credit Commitments.

The foregoing description of the Credit Agreement Amendment, and the related Incremental Dollar Term Loans and Incremental Revolving Credit Commitments, does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement Amendment, which is filed as Exhibit 10.4 to Catalent’s Current Report on Form 8-K filed with the SEC on May 22, 2019.

We expect to use the net proceeds from the issuance of $500.0 million aggregate principal amount of new notes to be sold pursuant to a private offering (the “offering”) to (i) repay in full the outstanding borrowings under our U.S. dollar-denominated term loans that mature in May 2024 under our senior secured credit facilities (the “2024 USD Term Loans”), plus any accrued and unpaid interest thereon, (ii) pay related fees and expenses, and (iii) provide cash on our balance sheet.

We refer to the Preferred Stock Issuance, the Credit Agreement Amendment, and the $300.0 million voluntary prepayment of the existing U.S. dollar-denominated term loans collectively as the “Financing Transactions.” We refer to the Acquisition, the Financing Transactions, and the offering of the notes, including the application of the net proceeds therefrom, collectively as the “Transactions.”

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA

The unaudited interim consolidated financial statements included herein have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the information set forth herein. Interim financial results are not necessarily indicative of the results expected for the full fiscal year or any future reporting period. You should read the summary historical financial data below together with our consolidated financial statements and related notes thereto and the information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the 2018 Form 10-K and the 2019 Form 10-Q.

The following summary unaudited pro forma condensed combined financial data has been prepared to reflect the Transactions. The following summary unaudited pro forma condensed combined statement of operations data give effect to the Transactions as if they had closed on July 1, 2017. The following summary unaudited pro forma condensed combined balance sheet data give effect to the Transactions as if they had closed on March 31, 2019. We derived the unaudited pro forma condensed combined financial data as of and for the twelve months ended March 31, 2019 in the summary table below from, and which should be read together with, our unaudited pro forma condensed combined financial statements and related notes included in the section entitled “Unaudited Pro Forma Financial Statements.” The summary unaudited pro forma condensed combined financial data is provided for informational purposes only and does not purport to represent what our actual operating results would have been had the Acquisition occurred on the dates assumed, nor are they necessarily indicative of our future results after the Acquisition. The summary unaudited pro forma condensed combined financial data does not reflect the cost of any integration activities or benefits from the Acquisition that may be derived, both of which may have a material effect on our consolidated results in periods following completion of the Acquisition.

	Pro Forma Twelve Months Ended March 31,	Nine Months Ended March 31,		Fiscal Year Ended June 30,
	2019	2019	2018	2018		2017	2016
(dollars in millions)	(unaudited)	(unaudited)	(unaudited)
Statement of Operations Data:
Net revenue	$2,587.5	$1,792.3	$1,778.1	$2,463.4		$2,075.4	$1,848.1
Cost of sales	1,769.7	1,243.7	1,258.9	1,710.8		1,420.8	1,260.5

Gross margin	817.8	548.6	519.2	752.6		654.6	587.6
Selling, general and administrative expenses	554.1	368.6	339.9	462.6		402.6	358.1
Impairment charges and loss on sale of assets	7.0	2.7	4.4	8.7		9.8	2.7
Restructuring and other	20.4	12.9	2.7	10.2		8.0	9.0

Operating earnings	236.3	164.4	172.2	271.1		234.2	217.8
Interest expense, net	150.6	80.0	81.4	111.4		90.1	88.5
Other expense/(income), net	(16.6)	3.9	28.2	7.7		8.5	(15.6)

Earnings from operations before income taxes	102.3	80.5	62.6	152.0		135.6	144.9
Income tax (benefit)/expense	(3.1)	14.2	61.7	68.4		25.8	33.7

Net earnings	105.4	66.3	0.9	83.6		109.8	111.2
Less: Net loss attributable to noncontrolling interest, net of tax	—	—	—	—		—	(0.3)

Net earnings attributable to Catalent	$105.4	$66.3	$0.9	$83.6		$109.8	$111.5

Balance Sheet Data (at period end):
Cash and cash equivalents	$347.8	$227.9	$391.5	$410.2		$288.3	$131.6
Goodwill	2,273.1	1,409.3	1,438.6	1,397.2		1,044.1	996.5
Total assets	6,085.4	4,493.1	4,554.1	4,531.1		3,454.3	3,091.1
Long term debt, including current portion and other short term borrowing	2,945.6	2,186.6	2,777.1	2,721.3		2,079.7	1,860.5
Total liabilities	3,869.5	2,872.4	3,485.7	3,444.4		2,730.8	2,455.2
Redeemable preferred stock	606.6	—	—	—		—	—
Total shareholders’ equity	1,609.3	1,620.7	1,068.4	1,086.7		723.5	635.9

Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities		$159.8	$271.2	$374.5		$299.5	$155.3
Investing activities		(257.7)	(860.5)	(919.3)		(309.0)	(137.7)
Financing activities		(82.5)	674.6	669.1		161.3	(30.8)

Operational and Other Data:
Capital expenditures		$129.3	$117.7	$176.5		$139.8	$139.6
EBITDA from operations(1)	$514.7	334.4	281.5	453.5		372.2	374.3
Adjusted EBITDA(1)	616.5	415.3 (2)	369.2	550.7	(3)	450.0	401.2

(1)

For additional information regarding our use of EBITDA from operations and Adjusted EBITDA and limitations on their usefulness as analytical tools, see “Use of Non-GAAP Measures.” A reconciliation of net earnings, the most directly comparable U.S. GAAP measure, to EBITDA from operations and Adjusted EBITDA, on a historical and pro forma basis, is as follows:

	Pro Forma Twelve Months Ended March 31,	Nine Months Ended March 31,		Fiscal Year Ended June 30,
	2019	2019	2018	2018	2017	2016
(dollars in millions)	(unaudited)	(unaudited)	(unaudited)
Net earnings(a)	$105.4	$66.3	$0.9	$83.6	$109.8	$111.2
Interest expense, net(a)	150.6	80.0	81.4	111.4	90.1	88.5
Income tax (benefit) / expense(a)(b)	(3.1)	14.2	61.7	68.4	25.8	33.7
Depreciation and amortization(a)	261.8	173.9	137.5	190.1	146.5	140.6
Noncontrolling interest	—	—	—	—	—	0.3

EBITDA from operations	514.7	334.4	281.5	453.5	372.2	374.3
Equity compensation	40.9	24.1	21.1	27.2	20.9	10.8
Impairment charges and loss on sale of assets	7.0	2.7	4.4	8.7	9.8	2.7
Financing related expenses and other	4.2	4.2	11.8	11.8	4.3	—
Restructuring and other	20.4	12.9	2.7	10.2	8.0	9.0
Acquisition, integration, and other special items(c)	35.2	22.3	31.9	44.1	25.6	18.2
Cumulative effect of change in accounting for ASC 606(d)	15.1	15.1	—	—	—	—
Foreign exchange (gain) / loss (included in other, net)(e)	(21.2)	(0.7)	15.5	(5.0)	9.6	(10.5)
Other adjustments	0.2	0.3	0.3	0.2	(0.4)	(3.3)

Adjusted EBITDA	$616.5	$415.3	$369.2	$550.7	$450.0	$401.2

(a)

Pro forma net earnings, interest expense, net, income tax (benefit)/expense, and depreciation and amortization are from the unaudited pro forma condensed combined financial statements included in the section entitled “Unaudited Pro Forma Financial Statements.”

(b)	Represents the amount of income tax-related expense recorded within our net earnings. Actual cash payment or receipt may differ.
(c)	These charges primarily include transaction and integration related costs associated with the acquisition and integration of new businesses.
(d)

Catalent, Inc. adopted ASC 606, Revenue from Contract with Customers as of July 1, 2018 using the modified retrospective approach applied to contracts that were not completed as of that date. We recorded a cumulative effect adjustment of $15.1 million to accumulated deficit resulting primarily due to a change in variable consideration measurement guidance as compared to ASC 605. This represents amounts from certain contract cancellation payments that meet the criteria to be added back for the purpose of calculating Adjusted EBITDA as defined in the Credit Agreement.

(e)

Represents unrealized foreign currency exchange rate (gains)/losses primarily driven by inter-company loans denominated in a currency different from the functional currency of either the borrower or the lender. Inter-company loans are between our entities and do not reflect the ongoing results of our consolidated operations.

(2)	On a constant currency basis, Adjusted EBITDA for the nine months ended March 31, 2019 was $423.3 million, after adjusting for an $8.0 million unfavorable impact from currency exchange rates.
(3)	On a constant currency basis, Adjusted EBITDA for the year ended June 30, 2018 was $539.9 million, after adjusting for a $10.8 million favorable impact from foreign currency exchange rates.

A reconciliation of Paragon’s net income, the most directly comparable U.S. GAAP measure, to Paragon’s EBITDA and Adjusted EBITDA is as follows:

Twelve Months Ended March 31, 2019
(dollars in millions)	(unaudited)
Net income	$14.1
Interest expense, net	5.6
Depreciation and amortization	4.4
Income tax (benefit)/provision	(4.8)

EBITDA	19.3
Adjustments(a)	$1.0

Adjusted EBITDA	$20.3

(a)	Represents stock compensation expense granted to certain key employees and Acquisition-related costs that are not expected to continue after the Acquisition.

RISK FACTORS

If any of the following risks or the risks set forth under the heading “Risk Factors” in the 2018 Form 10-K actually occur, our business, financial condition, operating results, or cash flow could be materially and adversely affected. Additional risks or uncertainties not presently known to us, or that we currently believe are immaterial, may also impair our business operations.

We may not realize the growth opportunities and operational synergies that are anticipated from the Acquisition.

The benefits that are expected to result from the Acquisition will depend, in part, on our ability to realize the growth opportunities and operational synergies we anticipate from the Acquisition. Our success in realizing these growth opportunities and operational synergies, and the timing of this realization, if any, depends, in part, on the successful integration of Paragon. Even if we are able to integrate Paragon successfully, this integration may not result in the realization of the full benefits of the growth opportunities and operational synergies that we currently expect, nor can we give assurances that these benefits will be achieved when expected or at all. For example, the market for gene therapies is evolving and may not continue to develop or may develop more slowly than we expect. Even if the market for gene therapies continues to grow, we may not be able to realize the full market potential of our gene therapy products. In addition, we may not be able to eliminate duplicative costs. Moreover, we also expect to incur expenses in connection with the integration of Paragon. While it is anticipated that certain expenses will be incurred to achieve operational synergies, such expenses are difficult to estimate accurately, and may exceed current estimates. Accordingly, the benefits from the Acquisition may be offset by costs incurred or delays in integrating the businesses. In addition, the integration of Paragon may result in material unanticipated problems, expenses, liabilities, regulatory risks, competitive responses, and diversion of management’s attention.

Our actual financial position and results of operations may differ materially from the unaudited pro forma financial data included herein.

The unaudited pro forma financial data included herein is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Transactions been completed on the dates indicated. The unaudited pro forma financial data has been derived from our audited and unaudited financial statements and Paragon’s audited and unaudited financial statements, and reflects assumptions and adjustments that are based upon preliminary estimates. The assets and liabilities of Paragon have been measured at fair value based on various preliminary estimates using assumptions that our management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates will be revised as additional information becomes available and as additional analyses are performed. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected herein. The assumptions used in preparing the unaudited pro forma financial data may not prove to be accurate, and other factors may adversely affect our financial condition or results of operations.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined balance sheet is intended to present the combined balance sheet of Catalent and Paragon after giving effect to the Transactions as if they had closed on March 31, 2019. The following unaudited pro forma condensed combined statements of operations are intended to present the combined statements of operations of Catalent and Paragon after giving effect to the Transactions as if they had closed on July 1, 2017.

Our fiscal year ends on June 30, while Paragon’s, prior to the Acquisition, ended on December 31. Pursuant to Rule 11-02(c)(3) of Regulation S-X under the Securities Act of 1933, as amended, the fiscal years have been conformed to have a fiscal year end of June 30 for the purpose of presenting summary unaudited pro forma condensed combined financial statements, because the two fiscal year ends are separated by more than 93 days.

The unaudited pro forma condensed combined balance sheet as of March 31, 2019 combines the amounts in our unaudited consolidated balance sheet as of March 31, 2019 with the amounts in the unaudited balance sheet of Paragon as of March 31, 2019.

The unaudited pro forma condensed combined statement of operations for the twelve months ended March 31, 2019 combines the amounts in our unaudited consolidated statement of operations for the twelve months ended March 31, 2019 with the amounts in the unaudited statement of operations of Paragon for the twelve months ended March 31, 2019. Our unaudited consolidated statement of operations for the twelve months ended March 31, 2019 is derived by adding the amounts in our unaudited consolidated statement of operations for the nine months ended March 31, 2019 to the amounts in our audited consolidated statement of operations for fiscal 2018 and subtracting the amounts in our unaudited consolidated statement of operations for the nine months ended March 31, 2018. The unaudited statement of operations of Paragon for the twelve months ended March 31, 2019 is derived by adding the amounts in the unaudited statement of operations of Paragon for the three months ended March 31, 2019 to the amounts in the audited statement of operations of Paragon for the year ended December 31, 2018 and subtracting the amounts in the unaudited statement of operations of Paragon for the three months ended March 31, 2018.

The unaudited pro forma condensed combined statement of operations for the nine months ended March 31, 2019 combines the amounts in our unaudited consolidated statement of operations for the nine months ended March 31, 2019 with the amounts in the unaudited statement of operations of Paragon for the nine months ended March 31, 2019. The unaudited statement of operations of Paragon for the nine months ended March 31, 2019 is derived by adding the amounts in the unaudited statement of operations of Paragon for the three months ended March 31, 2019 to the amounts in the audited statement of income of Paragon for the year ended December 31, 2018 and subtracting the amounts in the unaudited statement of operations of Paragon for the six months ended June 30, 2018.

The unaudited pro forma condensed combined statement of operations for the year ended June 30, 2018 combines the amounts in our audited consolidated statement of operations for fiscal 2018 with the amounts in the unaudited statement of operations of Paragon for the twelve months ended June 30, 2018. The unaudited statement of operations of Paragon for the twelve months ended June 30, 2018 is derived by adding the amounts in the unaudited statement of operations of Paragon for the six months ended June 30, 2018 to the amounts in the audited statement of operations of Paragon for the year ended December 31, 2017 and subtracting the amounts in the unaudited statement of operations of Paragon for the six months ended June 30, 2017.

The historical financial data described above is adjusted in the unaudited pro forma condensed combined financial statements to give effect to the unaudited pro forma adjustments that are (1) directly attributable to the Transactions, (2) factually supportable, and (3) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on our consolidated operating results. The unaudited pro forma adjustments are based upon available information and certain assumptions that our management believes are reasonable. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial data.

The unaudited pro forma condensed combined balance sheet does not purport to reflect what our consolidated financial condition would have been had the Transactions closed on March 31, 2019 or for any future or historical period. The unaudited pro forma condensed combined statements of operations are not necessarily indicative of operating results that would have been achieved had the Transactions been completed as of July 1, 2017 and are not intended to project our future consolidated financial results after the Transactions. The unaudited pro forma condensed combined statements of operations and balance sheet do not reflect the cost of any integration activities or benefits from the Acquisition that may be derived, either or both of which may have a material effect on our consolidated results in periods following completion of the Acquisition.

The unaudited pro forma condensed combined financial data should be read in conjunction with the following information:

•	the notes to the unaudited pro forma condensed combined financial data;

•

Item 1.01 of Catalent’s Current Report on Form 8-K filed with the SEC on April 17, 2019, including Exhibit 2.1 and Exhibit 10.1 thereto, which describes the Acquisition and certain related transactions;

•

Item 1.01 of Catalent’s Current Report on Form 8-K filed with the SEC on May 22, 2019, including Exhibit 3.1, Exhibit 10.3, and Exhibit 10.4 thereto, which describes, among other things, the closing of the Acquisition, the Preferred Stock Issuance and the Credit Agreement Amendment;

•	our audited consolidated financial statements as of and for fiscal 2018, which are included in the 2018 Form 10-K;

•	our unaudited consolidated financial statements as of and for the three and nine months ended March 31, 2019, which are included in the 2019 Form 10-Q;

•

the audited financial statements of Paragon as of and for the year ended December 31, 2018, which are included in Exhibit 99.1 to Catalent’s Current Report on Form 8-K/A filed with the SEC on June 21, 2019; and

•

the unaudited financial statements of Paragon as of and for the three months ended March 31, 2019, which are included in Exhibit 99.2 to Catalent’s Current Report on Form 8-K/A filed with the SEC on June 21, 2019.

Unaudited Pro Forma Condensed Combined Balance Sheet

March 31, 2019

(dollars in millions)

	Catalent	Paragon	Reclassification Adjustments(a)	Financing Transactions/ Offering Adjustments		Purchase Accounting Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$227.9	$19.2	$—	$1,289.2	(b)	$(1,188.5	)(c)	$347.8
Trade receivables, net	583.5	37.3	—	—		—		620.8
Inventories	247.0	2.5	13.5	—		—		263.0
Prepaid expenses and other	85.3	17.0	(13.5)	—		—		88.8

Total current assets	1,143.7	76.0	—	1,289.2		(1,188.5)		1,320.4
Property, plant, and equipment, net	1,301.5	132.4	(0.6)	—		13.9	(d)	1,447.2
Other assets:
Goodwill	1,409.3	—	—	—		863.8	(e)	2,273.1
Other intangibles, net	554.4	—	0.6	—		398.3	(f)	953.3
Deferred income taxes	30.1	—	5.7	—		—		35.8
Other	54.1	7.2	(5.7)	—		—		55.6

Total assets	$4,493.1	$215.6	$—	$1,289.2		$87.5		$6,085.4

LIABILITIES, REDEEMABLE PREFERRED STOCK, AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$70.3	$1.4	$9.9	$—		$—	(g)	$81.6
Accounts payable	202.3	13.1	—	—		—		215.4
Capital lease obligations	—	9.9	(9.9)	—		—		—
Deferred revenue	—	64.7	—	—		(4.6	)(i)	60.1
Other accrued liabilities	252.8	14.2	—	—		(0.2	)(j)	266.8

Total current liabilities	525.4	103.3	—	—		(4.8)		623.9
Long-term obligations, less current portion	2,116.3	15.2	77.4	657.9	(k)	(2.8	)(k)	2,864.0
Capital lease obligations	—	77.4	(77.4)	—		—		—
Derivative liabilities	—	—	—	39.7	(h)	—		39.7
Deferred revenue	—	12.1	—	—		(1.0	)(i)	11.1
Deferred rent	—	0.3	—	—		(0.3	)(l)	—
Pension liability	128.5	—	—	—		—		128.5
Deferred income taxes	32.7	—	—	—		100.1	(m)	132.8
Other liabilities	69.5	—	—	—		—		69.5

Mezzanine equity:
Redeemable preferred stock	—	—	—	606.6	(n)	—		606.6

Shareholders’ equity/(deficit):
Common stock	1.5	—	—	—		—		1.5
Preferred stock	—	1.0	—	—		(1.0	)(p)	—
Additional paid-in capital	2,739.2	25.8	—	—		(15.7	)(o),(p)	2,749.3
Accumulated deficit	(790.7)	(19.5)	—	(15.0	)(o)	13.0	(o),(p)	(812.2)
Accumulated other comprehensive income/(loss)	(329.3)	—	—	—		—		(329.3)

Total shareholders’ equity	1,620.7	7.3	—	(15.0)		(3.7)		1,609.3

Total liabilities, redeemable preferred stock, and shareholders’ equity	$4,493.1	$215.6	$—	$1,289.2		$87.5		$6,085.4

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Twelve Months Ended March 31, 2019

(dollars in millions)

	Catalent	Paragon (Note 1)	Reclassification Adjustments (a)	Financing Transactions/ Offering Adjustments	Purchase Accounting Adjustments		Other Pro Forma Adjustments		Pro Forma
Net revenue	$2,477.6	$115.5	$—	$—	$—		$(5.6	)(g)	$2,587.5
Cost of sales	1,695.6	78.0	—	—	1.1	(d),(f)	(5.0	)(g)	1,769.7

Gross margin	782.0	37.5	—	—	(1.1)		(0.6)		817.8
Selling, general, and administrative expenses	492.9	19.5	1.5	—	29.8	(c),(d),(f)	10.4	(h)	554.1
Impairment charges and (gain)/loss on sale of assets	7.0	—	—	—	—		—		7.0
Restructuring and other	20.4	—	—	—	—		—		20.4

Operating earnings	261.7	18.0	(1.5)	—	(30.9)		(11.0)		236.3
Interest expense, net	110.0	—	5.6	35.8 (b)	(0.8	)(e),(f)	—		150.6
Other (income)/expense, net	(18.2)	8.7	(7.1)	—	—		—		(16.6)

Earnings from operations before income taxes	169.9	9.3	—	(35.8)	(30.1)		(11.0)		102.3
Income tax expense/(benefit)	20.9	(4.8)	—	—	—		(19.2	)(i)	(3.1)

Net earnings	$149.0	$14.1	$—	$(35.8)	$(30.1)		$8.2		$105.4

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended March 31, 2019

(dollars in millions)

	Catalent	Paragon (Note 1)	Reclassification Adjustments (a)	Financing Transactions/ Offering Adjustments	Purchase Accounting Adjustments		Other Pro Forma Adjustments		Pro Forma
Net revenue	$1,792.3	$92.3	$—	$—	$—		$(5.6	)(g)	$1,879.0
Cost of sales	1,243.7	60.7	—	—	0.7	(d),(f)	(5.0	)(g)	1,300.1

Gross margin	548.6	31.6	—	—	(0.7)		(0.6)		578.9
Selling, general, and administrative expenses	368.6	16.5	1.3	—	22.3	(c),(d),(f)	7.1	(h)	415.8
Impairment charges and (gain)/loss on sale of assets	2.7	—	—	—	—		—		2.7
Restructuring and other	12.9	—	—	—	—		—		12.9

Operating earnings	164.4	15.1	1.3	—	(23.0)		(7.7)		147.5
Interest expense, net	80.0	—	3.4	26.8 (b)	(0.4	)(e),(f)	—		109.8
Other (income)/expense, net	3.9	6.2	(4.7)	—	—		—		5.4

Earnings from operations before income taxes	80.5	8.9	—	(26.8)	(22.6)		(7.7)		32.3
Income tax expense/(benefit)	14.2	(4.8)	—	—	—		(14.3	)(i)	(4.9)

Net earnings	$66.3	$13.7	$—	$(26.8)	$(22.6)		$6.6		$37.2

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended June 30, 2018

(dollars in millions)

	Catalent	Paragon (Note 1)	Reclassification Adjustments (a)	Financing Transactions/Debt Offering Adjustments	Purchase Accounting Adjustments		Other Pro Forma Adjustments		Pro Forma
Net revenue	$2,463.4	$71.7	$—	$—	$—		$—		$2,535.1
Cost of sales	1,710.8	53.5	—	—	1.8	(d),(f)	—		1,766.1

Gross margin	752.6	18.2	—	—	(1.8)		—		769.0
Selling, general, and administrative expenses	462.6	12.5	1.0	—	29.8	(c),(d),(f)	10.4	(h)	516.3
Impairment charges and (gain)/loss on sale of assets	8.7	—	—	—	—		—		8.7
Restructuring and other	10.2	—	—	—	—		—		10.2

Operating earnings	271.1	5.7	(1.0)	—	(31.6)		(10.4)		233.8
Interest expense, net	111.4	—	4.0	35.8 (b)	(2.5	)(e),(f)	—		148.7
Other (income)/expense, net	7.7	4.8	(5.0)	—	—		—		7.5

Earnings from operations before income taxes	152.0	0.9	—	(35.8)	(29.1)		(10.4)		77.6
Income tax expense/(benefit)	68.4	—	—	—	—		(18.8	)(i)	49.6

Net earnings	$83.6	$0.9	$—	$(35.8)	$(29.1)		$8.4		$28.0

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Note 1—Basis of Presentation

The historical consolidated financial statements of Catalent are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and are shown in U.S. dollars.

As Paragon’s fiscal year of December 31 differs from Catalent’s fiscal year of June 30, in order for the pro forma results to be comparable to Catalent’s, the Paragon statements of operations for the twelve months ended March 31, 2019, the nine months ended March 31, 2019, and the year ended June 30, 2018 were calculated as follows:

For the twelve months ended March 31, 2019

(in millions)	Three months ended March 31, 2019	+	Year ended December 31, 2018	-	Three months ended March 31, 2018	=	Twelve months ended March 31, 2019
Net revenue	$34.1		$101.1		$19.7		$115.5
Cost of sales	19.6		71.7		13.3		78.0

Gross margin	14.5		29.4		6.4		37.5
Selling, general, and administrative expenses	7.3		16.0		3.8		19.5
Impairment charges and (gain)/loss on sale of assets	—		—		—		—
Restructuring and other	—		—		—		—

Operating earnings	7.2		13.4		2.6		18.0
Other (income)/expense, net	3.2		7.7		2.2		8.7

Earnings from operations before income taxes	4.0		5.7		0.4		9.3
Income tax expense/(benefit)	0.9		(5.7)		—		(4.8)

Net earnings	$3.1		$11.4		$0.4		$14.1

For the nine months ended March 31, 2019

(in millions)	Three months ended March 31, 2019	+	Year ended December 31, 2018	-	Six months ended June 30, 2018	=	Nine months ended March 31, 2019
Net revenue	$34.1		$101.1		$42.9		$92.3
Cost of sales	19.6		71.7		30.6		60.7

Gross margin	14.5		29.4		12.3		31.6
Selling, general, and administrative expenses	7.3		16.0		6.8		16.5
Impairment charges and (gain)/loss on sale of assets	—		—		—		—
Restructuring and other	—		—		—		—

Operating earnings	7.2		13.4		5.5		15.1
Other (income)/expense, net	3.2		7.7		4.7		6.2

Earnings from operations before income taxes	4.0		5.7		0.8		8.9
Income tax expense/(benefit)	0.9		(5.7)		—		(4.8)

Net earnings	$3.1		$11.4		$0.8		$13.7

For the year ended June 30, 2018

(in millions)	Six months ended June 30, 2018	+	Year ended December 31, 2017	-	Six months ended June 30, 2017	=	Year ended June 30, 2018
Net revenue	$42.9		$52.3		$23.5		$71.7
Cost of sales	30.6		40.1		17.2		53.5

Gross margin	12.3		12.2		6.3		18.2
Selling, general, and administrative expenses	6.8		10.9		5.2		12.5
Impairment charges and (gain)/loss on sale of assets	—		—		—		—
Restructuring and other	—		—		—		—

Operating earnings	5.5		1.3		1.1		5.7
Other (income)/expense, net	4.7		2.4		2.3		4.8

Earnings from operations before income taxes	0.8		(1.1)		(1.2)		0.9
Income tax expense/(benefit)	—		—		—		—

Net earnings	$0.8		$(1.1)		$(1.2)		$0.9

The Catalent statement of operations for the twelve months ended March 31, 2019 was calculated as follows:

(in millions)	Year ended June 30, 2018	+	Nine months ended March 31, 2019	-	Nine months ended March 31, 2018	=	Twelve months ended March 31, 2019
Net revenue	$2,463.4		$1,792.3		$1,778.1		$2,477.6
Cost of sales	1,710.8		1,243.7		1,258.9		1,695.6

Gross margin	752.6		548.6		519.2		782.0
Selling, general, and administrative expenses	462.6		368.6		338.3		492.9
Impairment charges and (gain)/loss on sale of assets	8.7		2.7		4.4		7.0
Restructuring and other	10.2		12.9		2.7		20.4

Operating earnings	271.1		164.4		173.8		261.7
Interest expense, net	111.4		80.0		81.4		110.0
Other (income)/expense, net	7.7		3.9		29.8		(18.2)

Earnings from operations before income taxes	152.0		80.5		62.6		169.9
Income tax expense/(benefit)	68.4		14.2		61.7		20.9	(1)

Net earnings	$83.6		$66.3		$0.9		$149.0

(1)

The income tax expense for the twelve months ended March 31, 2019 does not reflect Catalent’s effective tax rate as of March 31, 2019 on an ongoing basis because it includes one-time charges recorded in the second fiscal quarter of the year ended June 30, 2018 and does not fully reflect the actual ongoing impact of the Tax Cuts and Jobs Act.

Note 2—Preliminary Purchase Price Allocation

As described elsewhere herein, the aggregate purchase price for the Acquisition was $1.2 billion in cash, subject to customary escrow arrangements and a purchase price adjustment related to, among other things, the amount of Paragon’s working capital.

The Acquisition is accounted for as a business combination in accordance with the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 805, Business Combinations, which requires the establishment of a new basis of accounting for all identifiable assets acquired and liabilities assumed at fair value as of the Acquisition completion date. Accordingly, the cost to acquire such interests will be allocated to the underlying net assets based on their respective fair values. Any excess of the purchase price over the estimated fair value of the net assets acquired will be recorded as goodwill. The allocation of the purchase price to all identifiable tangible and intangible assets acquired and liabilities assumed reflected in the unaudited pro forma condensed combined financial statements is based on preliminary estimates of fair value as of March 31, 2019 using assumptions that our management believes are reasonable based on currently available information. The amounts set forth in the table below are preliminary and subject to revision based on the final determinations of the purchase price following any post-closing adjustment and of fair value and the final allocation of the purchase price to the assets and liabilities of Paragon, and the revisions could be material. We have one year from the closing date of the Acquisition to finalize these amounts:

(dollars in millions)
Preliminary purchase price:
Cash paid at closing	$1,182.1
Non-cash consideration	10.0

Total estimated purchase price	$1,192.1

Preliminary purchase price allocation
Property, plant, and equipment	$145.7
Intangible assets	398.9
Other net assets	(45.0)
Deferred revenue	(71.2)
Deferred income taxes	(100.1)
Goodwill	863.8

Total	$1,192.1

Note 3—Financing Transactions and Offering Adjustments

As described elsewhere herein, we financed the portion of the Closing Payment due at the closing of the Acquisition and related fees and expenses with the net proceeds of the Financing Transactions. Net proceeds from the Preferred Stock Issuance approximated $646.3 million. Net proceeds from the Credit Agreement Amendment approximated $931.9 million, of which $632.0 million was used to finance a portion of the Closing Payment.

We intend to use the gross proceeds of $500.0 million from the offering of the notes to (i) repay in full outstanding borrowings under our 2024 USD Term Loans of $479.0 million, plus any accrued and unpaid interest, (ii) pay related fees and expenses of approximately $10.0 million, and (iii) provide cash on our balance sheet of approximately $11.0 million.

Note 4—Conforming Accounting Policies

Effective July 1, 2018, we adopted Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers, which was codified as ASC 606 (“ASC 606”), using the modified retrospective approach applied to contracts that were not completed as of the effective date. We recorded a cumulative effect adjustment to the fiscal 2019 opening balance of our accumulated deficit upon adoption of this guidance, which decreased beginning accumulated deficit by $15.1 million. This impact is reflected in the unaudited pro forma condensed combined balance sheet as of March 31, 2019.

Prior to the Acquisition, Paragon was not required to adopt ASC 606 until January 1, 2019. However, as a result of the Acquisition and for purposes of preparing the pro forma condensed combined statements of operations for the twelve months ended March 31, 2019 and nine months ended March 31, 2019, Paragon was required to adopt ASC 606 effective July 1, 2018 to conform to our adoption date. The impact of Paragon’s adoption of ASC 606 as of July 1, 2018 resulted in decreases in net revenue and cost of sales of $5.6 million and $5.0 million, respectively, which are reflected in the unaudited pro forma condensed combined statements of operations for the twelve months ended March 31, 2019 and nine months ended March 31, 2019.

Following the Acquisition, apart from the impact of adopting ASC 606 as described above, we will conduct a review of Paragon’s accounting policies in an effort to determine if differences in accounting policies require reclassification of Paragon’s results of operations or reclassification of assets or liabilities to conform to our accounting policies and classifications. As a result of that review, we may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements. We are not currently aware of any material difference between the accounting policies of the two companies, and, accordingly, these unaudited pro forma condensed combined financial statements do not assume any material difference in accounting policies between the two companies, other than certain financial statement reclassifications described in Note 5.

Note 5—Pro Forma Adjustments

The adjustments described below are alphabetically identified in the footnotes of the unaudited pro forma condensed combined financial statements. This note should be read in conjunction with Note 1—Basis of Presentation, Note 2—Preliminary Purchase Price Allocation, Note 3—Financing Transactions and Offering Adjustments, and Note 4—Conforming Accounting Policies.

Adjustments to the unaudited pro forma condensed combined balance sheet

(a)	Represents reclassifications to conform to our basis of presentation for our balance sheet, which have no effect on the net equity of Paragon, and relate to:

i.	A reclassification of $0.6 million of internal-use software assets from property, plant, and equipment, net to other intangibles, net;

ii.	A reclassification of $5.7 million of deferred income taxes from other to deferred income taxes;

iii.	A reclassification of $9.9 million of short-term capital lease obligations from capital lease obligations to current portion of long-term obligations and other short-term borrowings;

iv.	A reclassification of $77.4 million of long-term capital lease obligations from capital lease obligations to long-term obligations, less current portion; and

v.	A reclassification of $13.5 million of inventory from prepaid expenses and other to inventories.

(b)	Represents an increase in cash and cash equivalents of $1,289.2 million, which relates to the Financing Transactions and the offering of the notes, calculated as:

i.	An increase of $650.0 million to reflect the gross proceeds raised by the Preferred Stock Issuance;

ii.	A decrease of $3.7 million to reflect fees related to the Preferred Stock Issuance;

iii.

An increase of $650.0 million to reflect the $950.0 million gross proceeds raised by the Incremental Dollar Term Loans, offset by the voluntary prepayment of $300.0 million principal amount of existing U.S. dollar-denominated term loans outstanding under the Credit Agreement;

iv.	A decrease of $18.1 million to reflect original issue discount and debt issuance costs related to the Credit Agreement Amendment;

v.	An increase of $500.0 million to reflect the gross proceeds raised by the offering of the notes;

vi.	A decrease of $10.0 million to reflect debt issuance costs related to the offering of the notes; and

vii.	A decrease of $479.0 million to reflect the repayment in full of the 2024 USD Term Loans.

(c)	Represents a decrease in cash and cash equivalents of $1,188.5 million, which relates to the Acquisition, calculated as:

i.	A decrease of $1,182.1 million paid by us at the closing of the Acquisition; and

ii.	A decrease of $6.4 million to reflect other estimated Acquisition-related costs.

(d)	Represents an increase in property, plant, and equipment, net of $13.9 million calculated as:

i.

An increase of $10.3 million as a result of adjusting the historical book value of Paragon’s property, plant, and equipment assets, including capital leases, to the preliminary estimated fair value; and

ii.	An increase of $3.6 million as a result of property, plant, and equipment purchased that was previously a capital lease in connection with the Acquisition.

(e)	Represents the recognition of $863.8 million of goodwill for the excess of the preliminary purchase price over the preliminary estimated fair value of Paragon’s net assets.

(f)

Represents the recognition of $398.3 million of intangible assets, consisting of the preliminary value of customer relationships and the Paragon tradename, as a result of the Acquisition. The preliminary valuation of the customer relationships was calculated using the multi-period excess earnings method. The preliminary valuation of the Paragon tradename was calculated using the relief from royalty method.

(g)

Represents a decrease in current portion of long-term obligations and other short-term borrowings of $5.2 million due to certain of Paragon’s capital lease liabilities that were settled in connection with the Acquisition, offset by an increase in current portion of long-term obligations and other short-term borrowings of $5.2 million as a result of adjusting the historical book value of Paragon’s capital leases to the preliminary estimated fair value.

(h)

Represents the recognition of $39.7 million of the preliminary value of derivative liability related to the dividend adjustment feature of the Preferred Stock Issuance, valued using an option pricing model.

(i)	Represents a decrease in Paragon’s deferred revenue of $5.6 million as a result of adjusting the historical book value of such liabilities to the preliminary estimated fair value.

(j)	Represents a decrease in other accrued liabilities of $0.2 million for certain of Paragon’s debt and capital expenditures that were settled in connection with the Acquisition.

(k)	Represents an increase in long-term obligations, less current portion of $655.1 million, which relates to the Financing Transactions and the offering of the notes, calculated as:

i.	An increase of $950.0 million to reflect the gross proceeds raised by the Incremental Dollar Term Loans, net of $13.1 million in related original issue discount and debt issuance costs;

ii.	A decrease of $300.0 million to reflect the voluntary prepayment of existing U.S. dollar-denominated term loans outstanding under the Credit Agreement;

iii.	An increase of $500.0 million to reflect the gross proceeds raised by the offering of the notes;

iv.	A decrease of $479.0 million to reflect the repayment in full of the 2024 USD Term Loans;

v.	A decrease of $20.9 million for certain of Paragon’s capital lease liabilities that were settled in connection with the Acquisition; and

vi.	An increase of $18.1 million as a result of adjusting the historical book value of Paragon’s capital leases to the preliminary estimated fair value.

(l)	Represents the elimination of $0.3 million of Paragon’s long-term deferred rent in connection with the Acquisition.

(m)	Represents an increase in deferred tax liabilities of $100.1 million to reflect the new basis differences in the net assets acquired from Paragon.

(n)

Represents an increase in mezzanine equity of $606.6 million to reflect the gross proceeds of $650.0 million raised by the Preferred Stock Issuance, net of $3.7 million in fees related to the Preferred Stock Issuance and $39.7 million related to the dividend adjustment derivative liability. The Series A Preferred Stock is classified as mezzanine equity in our balance sheet as the shares of Series A Preferred Stock are contingently redeemable upon a change of control.

(o)	Represents an increase in our equity of $11.7 million as a result of the Transactions, calculated as follows:

i.	An increase in additional paid-in capital of $10.0 million for the non-cash consideration component of the Acquisition purchase price;

ii.	An increase in accumulated deficit of $5.0 million for debt issuance costs related to the Incremental Dollar Term Loans;

iii.	An increase in accumulated deficit of $10.0 million for debt issuance costs related to the offering of the notes;

iv.	An increase in accumulated deficit of $0.3 million for certain of Paragon’s capital lease liabilities that were settled in connection with the Acquisition; and

v.

An increase in accumulated deficit of $6.4 million to reflect other Acquisition-related costs, including fees and expenses payable with respect to the Incremental Dollar Term Loans and other legal and banking fees.

(p)

Represents a decrease in equity of $7.0 million due to the elimination of Paragon’s equity balance in connection with the Acquisition. These Acquisition-related costs are non-recurring in nature and are directly attributable to the Acquisition.

Adjustments to the unaudited pro forma condensed combined statements of operations

(a)

Represents reclassifications to conform to our basis of presentation for our statement of operations, which have no effect on the net income of Paragon for the twelve months ended March 31, 2019, nine months ended March 31, 2019, or year ended June 30, 2018 and relate to other (income)/expense of $7.1 million, $4.7 million, and $5.0 million for the twelve months ended March 31, 2019, nine months ended March 31, 2019, and year ended June 30, 2018, respectively, which were reclassified as follows:

(i)

$5.6 million, $3.4 million, and $4.0 million for the twelve months ended March 31, 2019, nine months ended March 31, 2019, and year ended June 30, 2018, respectively, were reclassified to interest expense, net; and

(ii)

$1.5 million, $1.3 million, and $1.0 million for the twelve months ended March 31, 2019, nine months ended March 31, 2019, and year ended June 30, 2018, respectively, were reclassified to selling, general, and administrative expenses.

(b)

Represents the adjustments to interest expense for the twelve months ended March 31, 2019, nine months ended March 31, 2019 and year ended June 30, 2018 of $35.8 million, $26.8 million, and $35.8 million, respectively, in connection with the Incremental Dollar Term Loans, the proceeds raised by the offering of the notes and the corresponding replacement of the 2024 USD Term Loans, calculated as follows:

i.

An increase for the twelve months ended March 31, 2019, nine months ended March 31, 2019, and year ended June 30, 2018 of $31.0 million, $23.3 million, and $31.0 million, respectively, related to interest on the Incremental Dollar Term Loans;

ii.

An increase for the twelve months ended March 31, 2019, nine months ended March 31, 2019, and year ended June 30, 2018 of $1.9 million, $1.4 million, and $1.9 million, respectively, related to the amortization of an aggregate $13.1 million of original issue discount and debt issuance costs incurred in connection with the Incremental Dollar Term Loans;

iii.

An increase for the twelve months ended March 31, 2019, nine months ended March 31, 2019, and year ended June 30, 2018 of $25.7 million, $19.3 million, and $25.7 million, respectively, related to interest on the proceeds raised by the offering of the notes at an assumed interest rate (a one-eighth percentage point change in the assumed interest rate on the proceeds raised by the offering of the notes would correspondingly change interest expense on a pro forma basis by $0.6 million for the twelve months ended March 31, 2019, $0.5 million for the nine months ended March 31, 2019, and $0.6 million for the year ended June 30, 2018); and

iv.

A decrease for the twelve months ended March 31, 2019, nine months ended March 31, 2019, and year ended June 30, 2018 of $22.8 million, $17.2 million, and $22.8 million, respectively, related to the elimination of interest on the 2024 USD Term Loans.

(c)

Represents amortization expense of intangible assets resulting from the Acquisition. The intangible assets represent commercial customer relationships with an estimated useful life of 15 years, development customer relationships with an estimated useful life of 11 years, and trade names with an estimated useful life of 5 years, which we will amortize on a straight-line basis. The estimated useful life was determined based on a review of the period over which economic benefit is estimated to be generated as well as additional factors. Factors considered include contractual life, the period over which a majority of cash flow is expected to be generated, and management’s view based on historical experience with similar assets. Total pro forma amortization expense recorded for the twelve months ended March 31, 2019, nine months ended March 31, 2019, and year ended June 30, 2018 was $29.5 million, $22.1 million, and $29.5 million, respectively. A 10% increase/decrease in the estimated fair value of intangibles will increase/decrease amortization by $3.0 million for the twelve months ended March 31, 2019, $2.2 million for the nine months ended March 31, 2019, and $3.0 million for the year ended June 30, 2018.

(d)

Represents a net adjustment to depreciation expense for the twelve months ended March 31, 2019, nine months ended March 31, 2019, and year ended June 30, 2018 of $0.9 million, $0.5 million, and $1.7 million, respectively, related to the preliminary estimated fair value of the property, plant, and equipment acquired in the Acquisition. The $0.9 million adjustment represents an increase of $0.8 million and $0.1 million to cost of sales and selling, general, and administrative expenses, respectively. The $0.5 million adjustment represents an increase of $0.4 million and $0.1 million to cost of sales and selling, general, and administrative expenses, respectively. The $1.7 million adjustment represents an increase of $1.5 million and $0.2 million to cost of sales and selling, general, and administrative expenses, respectively. The revised depreciation expense was calculated on a straight-line basis using the following estimated useful lives as determined by management: leasehold improvements-9 years; machinery and equipment-7 years; furniture, fixtures, and equipment-7 years; computer and network software-5 years; and transportation equipment-6 years.

(e)

Represents the elimination of interest expense due to our paydown of Paragon’s indebtedness upon the Acquisition for the twelve months ended March 31, 2019, nine months ended March 31, 2019, and year ended June 30, 2018 of $1.7 million, $1.2 million, and $1.9 million, respectively.

(f)

Represents adjustments to amortization expense and interest expense as a result of adjusting the historical book value of Paragon’s capital leases to the preliminary estimated fair value, calculated as:

i.	An increase to cost of sales of $0.3 million, $0.2 million, and $0.3 million for the twelve months ended March 31, 2019, nine months ended March 31, 2019, and year ended June 30, 2018, respectively;

ii.

An increase to selling, general, and administrative expenses of $0.1 million, $0.1 million, and $0.1 million for the twelve months ended March 31, 2019, nine months ended March 31, 2019, and year ended June 30, 2018, respectively; and

iii.

A change to interest expense, net of $0.9 million, $0.8 million, and $(0.6) million for the twelve months ended March 31, 2019, nine months ended March 31, 2019, and year ended June 30, 2018, respectively.

(g)

Represents the impact of Paragon’s deemed adoption of ASC 606 as of July 1, 2018 for the twelve months ended March 31, 2019 and nine months ended March 31, 2019, both resulting in a decrease in net revenue and cost of sales of $5.6 million and $5.0 million, respectively.

(h)

Represents the stock-based compensation expense adjustment for the twelve months ended March 31, 2019, nine months ended March 31, 2019, and year ended June 30, 2018 of $10.4 million, $7.1 million, and $10.4 million, respectively, related to the incremental expense directly attributable to the Acquisition that is expected to have a recurring impact over four years.

(i)

Represents the income tax expense/(benefit) adjustment for the twelve months ended March 31, 2019, nine months ended March 31, 2019, and year ended June 30, 2018 of $(19.2) million, $(14.3) million, and $(18.8) million, respectively, resulting from tax-affecting the pro forma adjustments at our statutory tax rate of 25%, which includes the federal tax rate of 21% and state-blended rate of 4%.